[letterhead of Andrews & Kurth L.L.P.]

                                                  EXHIBIT 8.1



                         December 8, 2000

Board of Directors
El Paso Energy Corporation
El Paso Energy Building
1001 Louisiana Street
Houston, Texas 77002

Gentlemen:

      We have acted as special counsel to El Paso Energy Corporation, a Delaware corporation (the "Company"), in connection with (i) the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement and Post-Effective Amendment No. 2 on Form S-3 filed by the Company with the Commission on August 27, 1999, file number 333-86049 (the "Registration Statement"), for the purpose of registering under the Act, among other securities, senior debt securities of the Company; (ii) the preparation of a prospectus supplement dated December 14, 1999 (the "Prospectus Supplement") in connection with the issuance of up to $600,000,000 aggregate principal amount of Medium Term Notes Due Nine Months of More From Date Issued of the Company and (iii) the preparation of a pricing supplement dated December 6, 2000 in connection with the issuance of $300,000,000 aggregate principal amount of 7.375% Medium Term Senior Notes of the Company.

        We have reviewed the information contained in the Prospectus Supplement under the caption "Certain United States Federal Income Tax Consequences." It is our opinion that such information is accurate and complete in all material respects to the extent that it constitutes matters of law or legal conclusions.

         Our opinion is based upon our interpretations of current law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein and in the Registration Statement. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. We must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. Our opinion is not binding on the Internal Revenue Services or a court and there can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated. In the event any one of the statements, representations or assumptions we have relied upon to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the Prospectus and the Prospectus Supplement and the use of this opinion as an exhibit to the Registration Statement.


                                Very truly yours,

                                /s/ Andrews & Kurth L.L.P.